Distribution Agreement

Calvert Investment Distributors, Inc.

Addendum to Schedule II

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Distribution Fee

The Calvert Fund

            Calvert High Yield Bond Fund

Class C

0.75%

Addendum to Schedule III

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Service Fee

The Calvert Fund

            Calvert High Yield Bond Fund

Class C

0.25%

The CALVERT FUND

BY: /s/ William M. Tartikoff

William M. Tartikoff

Vice President and Secretary

Calvert INVESTMENT DISTRIBUTORS, INC.

BY: /s/ Ronald M. Wolfsheimer

Ronald M. Wolfsheimer

Chief Financial and Administrative Officer

and Senior Vice President

Effective Date: October 31, 2011